PROMISSORY NOTE Draft
Indigo-Energy, Inc.

$300,000 (Three-Hundred Thousand Dollars)
Principal Amount

Dated: November 19, 2007
State of Nevada

Funding Date- On or before November 20, 2007
Due Date of Note May 20, 2008

FOR VALUE RECEIVED, Three-Hundred Thousand Dollars ($300,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (**Borrowers**) hereby promises to pay to the order of Carr Miller Capital, LLC located at 701 Rt. 73 South, Marlton Exe. Park, Suite 410, Marlton New Jersey 08053 **(Maker**) the sum of $300,000 (Three-Hundred Thousand Dollars). Said sum shall be paid in the manner following:

This **Promissory Note** shall bear **Interest** at twenty percent (20%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

> Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive TEN shares of Borrower's common stock for each dollar amount of the Principal Amount within thirty (30) days of the receipt of funds, such stock to be restricted by Rule 144.

Conversion Option – Upon the maturity of this Note, the Maker may elect to convert the principal and interest due to additional shares of the Borrower's stock. If elected, the formula for conversion will be the average closing price of the Borrower's stock for the TEN trading days immediately preceding the maturity of this Note. The conversion shares issued will be at a 20% (twenty percent) discount to that determined average market price. For example:

Principal and Interest Payment Due at Maturity:	$ 106,600
Hypothetical Share Price based upon 10-Day:	$ .75
Discount taken for Conversion Option:	$ .75 x 80% = $ .60
Shares Issued in Conversion:	142,133 ($106,600 @ $ .60)

GM

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1- Breach of any condition of any of the security interest.
2- Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

Bank of America
Branch NV
Banker:
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo-Energy Partners, LP.
Account #
Wire Routing ABA

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Steven P. Durdin, CEO
Indigo-Energy, Inc.

NOV 19, 2007
Date

Accepted by Maker:

Everett C. Miller, CEO
Carr Miller Capital, LLC

Nov 19 2007
Date